Exhibit 99.1

Investor Relations Contact:

Jim Pirak

(425) 256-8284

jim.pirak@symetra.com

Media Relations Contact:

Diana McSweeney

(425) 256-6167

diana.mcsweeney@symetra.com

SYMETRA REPORTS SECOND QUARTER 2013 RESULTS

Second Quarter Summary

•	Adjusted operating income[1] was $51.4 million, or $0.39 per diluted share, up from $47.2 million, or $0.34 per diluted share, in second quarter 2012.

•	Net income was $45.0 million, or $0.34 per diluted share, compared with net income of $43.8 million, or $0.32 per diluted share, in second quarter 2012.

•	Benefits operating income was flat compared with year-ago results. The loss ratio was 66.2% versus 65.5% in second quarter 2012, though improved from 68.5% in first quarter 2013.

•

Deferred Annuities earnings increased on higher investment income from prepayment-related activity and lower operating expenses. Fixed indexed annuity sales grew significantly over second quarter 2012 and first quarter 2013 levels.

•	Income Annuities operating income fell due to lower mortality gains and a lower interest margin.

•	Individual Life earnings rose as a result of fewer claims and lower operating expenses.

•	Shares outstanding, including warrants, were reduced by 20.3 million.

•	Symetra revised its earlier earnings guidance to expected adjusted operating income per diluted share of $1.45–$1.55 for full-year 2013.

BELLEVUE, Wash.—(July 24, 2013)—Symetra Financial Corporation (NYSE: SYA) today reported second quarter 2013 net income of $45.0 million, or $0.34 per diluted share, compared with $43.8 million, or $0.32 per diluted share, in second quarter 2012.

Adjusted operating income was $51.4 million, or $0.39 per diluted share, compared with $47.2 million, or $0.34 per diluted share, in the same period a year ago.

Summary Financial Results	Three Months Ended June 30		Six Months Ended June 30
(In millions, except per share data)	2013	2012	2013	2012
Net Income	$45.0	$43.8	$111.0	$119.2
Per Diluted Share of Common Stock	$0.34	$0.32	$0.82	$0.86
Adjusted Operating Income	$51.4	$47.2	$101.8	$106.5
Per Diluted Share of Common Stock	$0.39	$0.34	$0.75	$0.77

“Our Deferred Annuities business turned in a strong second quarter, and outstanding fixed indexed annuity sales drove account value growth. We saw flat year-over-year operating income in Benefits, improved results in Individual Life, and an earnings decline in Income Annuities. All in all, Symetra posted a solid second quarter performance,” said Tom Marra, Symetra president and CEO.

“Looking ahead, we expect the recent rise in interest rates to re-energize sales of traditional fixed annuities at Symetra and across the industry. We also anticipate individual life sales to improve given the addition of new brokerage general agencies to our distribution network. In the Benefits area, group life and disability income sales will continue to grow,” Marra said.

BUSINESS SEGMENT RESULTS

Segment Pretax Adjusted Operating Income (Loss)	Three Months Ended June 30		Six Months Ended June 30
(In millions)	2013	2012	2013	2012
Benefits	$16.3	$16.3	$29.8	$41.4
Deferred Annuities	25.4	23.8	56.1	49.6
Income Annuities	10.0	16.8	18.8	31.3
Individual Life	14.5	13.2	25.7	27.7
Other	(1.3)	(7.5)	(6.1)	(10.8)

Subtotal	$64.9	$62.6	$124.3	$139.2
Less: Income Taxes*	13.5	15.4	22.5	32.7

Adjusted Operating Income[1]	$51.4	$47.2	$101.8	$106.5

*	Represents the total provision for income taxes adjusted for the tax effect on net realized investment gains (losses) and on net gains (losses) on Symetra’s fixed indexed annuity (FIA) product at the U.S. federal income tax rate of 35%.

Benefits

•

Pretax adjusted operating income was $16.3 million, unchanged from $16.3 million in second quarter 2012. Premium growth — the result of strong 2012 medical stop-loss production — was offset by a less favorable loss ratio and higher operating expenses. As expected, expenses were up over year-ago levels with the expansion of Symetra’s group life and disability income insurance business.

•

Loss ratio was 66.2%, compared with 65.5% in second quarter 2012, due to higher claims frequency in the stop-loss business. While the loss ratio improved from 68.5% in first quarter 2013, the full-year loss ratio is expected to be a couple percentage points higher than the company’s target range of 63%–65%.

•	Sales of $21.3 million were down from $35.6 million in second quarter 2012. Stop-loss sales decreased by $12.9 million compared with the same quarter last year, reflecting a competitive market.

Deferred Annuities

•

Pretax adjusted operating income was $25.4 million, compared with $23.8 million in second quarter 2012. Investment income from prepayment activity, net of related amortization, contributed to the higher earnings. This was partially offset by lower base interest spread on lower traditional fixed annuity account values. Results also benefited from lower operating expenses, as expected. Non-recurring expenses associated with variable annuity product development were included in second quarter 2012 earnings.

•

Total account values were $12.2 billion at the end of the quarter, up from $11.7 billion at the end of second quarter 2012. Strong sales of Symetra’s fixed indexed annuity (FIA) product drove this growth.

•

Sales were $441.5 million, compared with $325.5 million in second quarter 2012. FIA sales accelerated to $309.8 million, a fourfold improvement over $73.0 million in the same quarter a year ago. With expanded bank distribution and increasingly favorable interest rates, FIA production more than offset the $126.0 million year-over-year decline in sales of traditional fixed annuities.

Income Annuities

•

Pretax adjusted operating income was $10.0 million, compared with $16.8 million in second quarter 2012. Accounting for the decrease in earnings were lower mortality gains, lower interest margin, and lower fee revenue on sales of third-party structured settlements, which were discontinued in early 2013.

•	Mortality gains were $4.5 million, compared with mortality gains of $6.4 million in second quarter 2012. Mortality experience can be volatile from quarter to quarter.

•

Sales were $45.5 million, down from $95.3 million in second quarter 2012. Single-premium immediate annuity (SPIA) sales fell to $42.1 million from $64.1 million in the prior-year quarter due to pricing competition, and sales of structured settlements were discontinued in late 2012.

Individual Life

•

Pretax adjusted operating income was $14.5 million, compared with $13.2 million in second quarter 2012. Lower individual life claims and operating expenses contributed to the year-over-year improvement. The more favorable claims experience was partially offset by a lower bank-owned life insurance (BOLI) return on assets (ROA), driven by increased BOLI claims and lower reinvestment rates.

•

Sales of individual life products were $3.0 million, down from $3.2 million in the same quarter a year ago. The lower sales reflected mid-2012 changes to the single premium life product in response to the interest rate environment at the time. Sales of corporate-owned life insurance (COLI) were $3.3 million in second quarter 2013, compared with no COLI sales in second quarter 2012.

Other

•

Pretax adjusted operating loss was $1.3 million, compared with a loss of $7.5 million in second quarter 2012. The Other segment includes unallocated corporate income and expenses, interest expense on debt and other income outside of Symetra’s four business segments. The improvement in this segment was driven by a $6.2 million increase in net investment income, primarily from returns on the company’s investments in private equity funds, which are marked to market.

Investment Portfolio

•

Net realized investment losses were $11.3 million, compared with net losses of $6.4 million in the same quarter a year ago. The higher losses stemmed from lower net gains on sales of bonds during second quarter 2013 compared with second quarter 2012. This was partially offset by improved equity portfolio performance in second quarter 2013 versus second quarter 2012.

Income Taxes

•

Provision for income taxes was $10.0 million, compared with $13.6 million in second quarter 2012. The decrease was the result of increased benefits from tax credit investments and slightly lower pretax earnings. Symetra’s effective tax rate for second quarter 2013 was 18.2%, compared with 23.7% for the same period in 2012.

Stockholders’ Equity

•

Total stockholders’ equity, or book value, as of June 30, 2013, was $3,040.1 million, or $25.81 per share, compared with $3,604.2 million, or $26.10 per share, as of March 31, 2013. Increases in interest rates during second quarter 2013 drove a decline in the net unrealized gain position of the company’s bond portfolio, which decreased book value.

•

Adjusted book value, as converted,[1] as of June 30, 2013, was $2,257.5 million, or $19.17 per share, compared with $2,529.2 million, or $18.32 per share, as of March 31, 2013. The increase in adjusted book value per share, as converted reflects capital actions during the quarter, including stock repurchases and the cashless exercise of Symetra warrants.

•	Stock repurchases during second quarter 2013 totaled 6.6 million common shares at an average price per share of $13.43 and a cost of $89.2 million.

•	All outstanding Symetra warrants, totaling 19.0 million, were exercised in a cashless transaction on June 20, 2013, resulting in the issuance of 5.3 million common shares.

•

Risk-based capital (RBC) ratio for Symetra Life Insurance Company at the end of second quarter 2013 was estimated at 480%. Statutory capital and surplus, including asset valuation reserve (AVR), was $2,197.0 million.

Revised 2013 Earnings Outlook

Symetra has revised its earnings outlook to reflect lower average outstanding common shares and shares subject to warrant exercise as well as the elevated Benefits loss ratio, changes in interest rate levels, and the market environment for Symetra products. The company expects to generate adjusted operating income per diluted share of $1.45–$1.55 for full-year 2013. Among the factors that could drive actual results toward the upper end, middle or lower end of the guidance range are:

•	further changes in the interest rate environment;

•	Benefits Division loss ratio relative to long-term target;

•	maintenance of current distribution relationships and success with new distribution partners;

•	timing and levels of life and annuity sales;

•	amount of issuance and yields on commercial mortgage loans;

•	increases or decreases in the amount of prepayments in the investment portfolio;

•	returns on alternative investment portfolio;

•	mortality experience;

•	management of operating expense levels;

•	timing and amount of common stock buybacks;

•	changes in expenses related to legal proceedings or regulatory investigations; and

•	achievement of target cash balances.

Additional Financial Information

This press release, the second quarter 2013 financial supplement and financial review slides are posted on the company’s website at http://investors.symetra.com. Investors are encouraged to review all of these materials.

Management to Review Results on Conference Call and Webcast

Symetra’s senior management team will discuss the company’s second quarter 2013 performance with investors and analysts on Thursday, July 25, 2013 at 10 a.m., Eastern Time (7 a.m., Pacific Time). To listen by phone, dial 1-888-680-0892. For international callers, dial 617-213-4858. The passcode is 32880458. Participants are encouraged to pre-register for the call at www.symetra.com/earnings. Pre-registrants will be issued a PIN to use when dialing into the live call, which will provide quick access to the conference by bypassing the operator.

To listen to a live webcast of the conference call, go to http://investors.symetra.com. Listeners should go to the website at least 15 minutes before the call and test the compatibility of their computer. Links will be available to download any necessary audio software.

A replay of the call can be accessed by phone at approximately 1 p.m., Eastern Time (10 a.m., Pacific Time) on July 25, 2013 by dialing 1-888-286-8010. For international callers, dial 617-801-6888. The passcode is 93682428. The replay will be available by phone through July 31, 2013. To access a replay of the conference call over the Internet, visit http://investors.symetra.com.

Use of Non-GAAP Measures

1 Symetra uses both U.S. generally accepted accounting principles (GAAP) and non-GAAP financial measures to track the performance of its operations and financial condition. Definitions of each non-GAAP measure are provided below, and reconciliations to the most directly comparable GAAP measures are included in the tables at the end of this press release and in the quarterly financial supplement. These measures are not substitutes for GAAP financial measures. For more information about these non-GAAP measures, please see Symetra’s 2012 Annual Report on Form 10-K.

This press release references the following non-GAAP financial measures:

•

Adjusted operating income is defined by the company as net income, excluding after-tax net investment gains (losses) and including after-tax net realized gains (losses) related to Symetra’s fixed indexed annuity products.

•	Adjusted operating income per diluted share is defined as adjusted operating income divided by diluted common shares outstanding.

•

Pretax adjusted operating income is defined as adjusted operating income on a pretax basis. It also represents the cumulative total of segment pretax adjusted operating income, which at the segment level is a GAAP measure.

•	Adjusted book value is defined as stockholders’ equity, less accumulated other comprehensive income (loss), or AOCI.

•

Adjusted book value, as converted, is defined as stockholders’ equity, less AOCI. For periods ended prior to June 30, 2013, this measure includes the assumed proceeds from a cash exercise of outstanding warrants. As of June 30, 2013, this measure reflects the cashless exercise of the warrants and is equivalent to adjusted book value.

•

Adjusted book value per share, as converted, is calculated as adjusted book value, as converted, divided by the sum of outstanding common shares. For periods ended prior to June 30, 2013, this measure includes the shares previously subject to outstanding warrants. As of June 30, 2013, this measure is equivalent to adjusted book value per share.

About Symetra Symetra Financial Corporation (NYSE: SYA) is a diversified financial services company based in Bellevue, Wash. In business since 1957, Symetra provides employee benefits, annuities and life insurance through a national network of benefit consultants, financial institutions, and independent agents and advisors. For more information, visit www.symetra.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of current or historical facts included or referenced in this release that address activities, events or developments that we expect or anticipate will or may occur in the future, are forward-looking statements. The words “may,” “will,” “believe,” “intend,” “plan,” “expect,” “anticipate,” “project,” “estimate,” “predict,” “potential” and similar expressions also are intended to identify forward-looking statements. These forward-looking statements may include, among others, statements with respect to Symetra’s:

•

estimates or projections of revenues, net income (loss), net income (loss) per share, adjusted operating income (loss), adjusted operating income (loss) per share, market share or other financial forecasts;

•	trends in operations, financial performance and financial condition;

•	financial and operating targets or plans;

•	business and growth strategy, including prospective products, services and distribution partners; and

•	stock repurchase program.

These statements are based on certain assumptions and analyses made by Symetra in light of its experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate under the circumstances. Whether actual results and developments will conform to Symetra’s expectations and predictions is subject to a number of risks, uncertainties and contingencies that could cause actual results to differ materially from expectations, including, among others:

•	the effects of fluctuations in interest rates, including a prolonged low interest rate environment or a rapidly rising interest rate environment;

•	general economic, market or business conditions, including economic downturns or other adverse conditions in the global and domestic capital and credit markets;

•	the effects of changes in monetary and fiscal policy;

•	the effects of changes in government programs to stimulate mortgage refinancing and significant increases in corporate refinance activity;

•	the performance of Symetra’s investment portfolio;

•	the continued availability of quality commercial mortgage loan investments and Symetra’s continued capacity to invest in commercial mortgage loans;

•	Symetra’s ability to successfully execute on its strategies;

•	recorded reserves for future policy benefits and claims subsequently proving to be inadequate or inaccurate;

•	deviations from assumptions used in setting prices for insurance and annuity products or establishing cash flow testing reserves;

•	continued viability of certain products under various economic, regulatory and other conditions;

•	market pricing and competitive trends related to insurance products and services;

•	changes in amortization of deferred policy acquisition costs and deferred sales inducements;

•	financial strength or credit ratings changes;

•	the availability and cost of capital and financing;

•	the continued availability and cost of reinsurance coverage;

•	changes in laws or regulations, or their interpretation, including those that could increase Symetra’s business costs, reserve levels and required capital levels;

•	the ability of subsidiaries to pay dividends to Symetra;

•	the effects of implementation of the Patient Protection and Affordable Care Act;

•	Symetra’s ability to implement effective risk management policies and procedures, including hedging strategies;

•	the initiation of legal or regulatory investigations against Symetra and the results of any legal or regulatory proceedings;

•	the effects of implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; and

•

the risks that are described from time to time in Symetra’s filings with the U.S. Securities and Exchange Commission, including those in Symetra’s 2012 Annual Report on Form 10-K and 2013 Quarterly Report on Form 10-Q.

Consequently, all of the forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Symetra will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Symetra or its business or operations. Symetra assumes no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

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Symetra Financial Corporation

Consolidated Income Statement Data

(in millions, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2013	2012	2013	2012
Revenues
Premiums	$157.4	$146.8	$314.4	$297.1
Net investment income	318.6	319.2	642.3	639.7
Policy fees, contract charges and other	48.5	48.8	98.4	95.1
Net realized investment gains (losses):
Total other-than-temporary impairment losses on securities	(7.8)	(11.1)	(10.4)	(14.7)
Less: portion recognized in other comprehensive income	0.6	1.7	1.2	2.8

Net impairment losses recognized in earnings	(7.2)	(9.4)	(9.2)	(11.9)
Other net realized investment gains (losses)	(4.1)	3.0	24.4	31.4

Total net realized investment gains (losses)	(11.3)	(6.4)	15.2	19.5

Total revenues	513.2	508.4	1,070.3	1,051.4

Benefits and expenses
Policyholder benefits and claims	115.2	104.5	234.7	209.7
Interest credited	225.7	230.3	461.0	459.8
Other underwriting and operating expenses	91.9	92.6	183.7	175.6
Interest expense	8.2	8.2	16.4	16.4
Amortization of deferred policy acquisition costs	17.2	15.4	36.1	31.2

Total benefits and expenses	458.2	451.0	931.9	892.7

Income from operations before income taxes	55.0	57.4	138.4	158.7

Provision (benefit) for income taxes
Current	19.6	18.6	35.3	12.3
Deferred	(9.6)	(5.0)	(7.9)	27.2

Total provision for income taxes	10.0	13.6	27.4	39.5

Net income	$45.0	$43.8	$111.0	$119.2

Net income per common share
Basic	$0.34	$0.32	$0.82	$0.86
Diluted	$0.34	$0.32	$0.82	$0.86

Weighted-average number of common shares outstanding
Basic	133.050	138.090	135.558	137.933
Diluted	133.056	138.094	135.564	137.936
Cash dividends declared per common share	$0.08	$0.07	$0.16	$0.14

Non-GAAP financial measures
Adjusted operating income	$51.4	$47.2	$101.8	$106.5

Reconciliation to net income
Net income	$45.0	$43.8	$111.0	$119.2
Less: Net realized investment gains (losses) (net of taxes)*	(7.3)	(4.2)	9.9	12.7
Add: Net realized gains (losses)—FIA (net of taxes)**	(0.9)	(0.8)	0.7	—

Adjusted operating income	$51.4	$47.2	$101.8	$106.5

*	Net realized investment gains (losses) are reported net of taxes of $(4.0), $(2.2), $5.3 and $6.8 for the three and six months ended June 30, 2013 and 2012, respectively.
**	Net realized gains (losses)—FIA are reported net of taxes of $(0.5), $(0.4), $0.4 and $0.0 for the three and six months ended June 30, 2013 and 2012, respectively.

1

Symetra Financial Corporation

Consolidated Balance Sheet Data

(in millions, except per share data)

(unaudited)

	June 30	December 31
	2013	2012
Assets
Total investments	$26,915.0	$27,556.4
Other assets	1,252.6	1,096.8
Separate account assets	872.8	807.7

Total assets	$29,040.4	$29,460.9

Liabilities and stockholders’ equity
Policyholder liabilities	$24,169.9	$23,735.2
Notes payable	449.4	449.4
Other liabilities	508.2	838.5
Separate account liabilities	872.8	807.7

Total liabilities	26,000.3	25,830.8
Common stock and additional paid-in capital	1,463.6	1,460.5
Treasury stock	(93.4)	—
Retained earnings	887.3	798.4
Accumulated other comprehensive income, net of taxes	782.6	1,371.2

Total stockholders' equity	3,040.1	3,630.1

Total liabilities and stockholders’ equity	$29,040.4	$29,460.9

Book value per common share*	$25.81	$26.29

Non-GAAP financial measures
Adjusted book value	$2,257.5	$2,258.9

Reconciliation to stockholders’ equity
Total stockholders’ equity	$3,040.1	$3,630.1
Less: AOCI	782.6	1,371.2

Adjusted book value	2,257.5	2,258.9
Add: Assumed proceeds from exercise of warrants	—	218.1

Adjusted book value, as converted	$2,257.5	$2,477.0

Adjusted book value per common share, as converted**	$19.17	$17.94

*	Book value per common share is calculated as stockholders’ equity divided by the sum of outstanding common shares and shares subject to warrants in the periods they were outstanding. These shares totaled 117.792 and 138.064 as of June 30, 2013 and December 31, 2012, respectively. The warrants were net-share settled on June 20, 2013, resulting in the issuance of 5.298 shares of common stock.
**	Adjusted book value per common share, as converted, is calculated as adjusted book value, as converted divided by the sum of outstanding common shares and shares subject to warrants in the periods they were outstanding. These shares totaled 117.792 and 138.064 as of June 30, 2013 and December 31, 2012, respectively. The warrants were net-share settled on June 20, 2013, resulting in the issuance of 5.298 shares of common stock. As of June 30, 2013 this measure is equivalent to adjusted book value per share.

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Symetra Financial Corporation

Reconciliation of Segment Pretax Adjusted Operating Income,

Operating Revenues and Operating ROAE

(in millions)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2013	2012	2013	2012
Segment pretax adjusted operating income (loss)
Benefits	$16.3	$16.3	$29.8	$41.4
Deferred Annuities	25.4	23.8	56.1	49.6
Income Annuities	10.0	16.8	18.8	31.3
Individual Life	14.5	13.2	25.7	27.7
Other	(1.3)	(7.5)	(6.1)	(10.8)

Subtotal	64.9	62.6	124.3	139.2
Add: Net realized investment gains (losses)	(11.3)	(6.4)	15.2	19.5
Less: Net realized gains (losses)—FIA	(1.4)	(1.2)	1.1	—

Income from operations before income taxes	$55.0	$57.4	$138.4	$158.7

Reconciliation of revenues to operating revenues
Revenues	$513.2	$508.4	$1,070.3	$1,051.4
Less: Net realized investment gains (losses)	(11.3)	(6.4)	15.2	19.5
Add: Net realized gains (losses)—FIA	(1.4)	(1.2)	1.1	—

Operating revenues	$523.1	$513.6	$1,056.2	$1,031.9

			Twelve Months Ended
			June 30
			2013	2012
ROE			5.7%	6.6%
Average stockholders’ equity*			$3,458.8	$3,063.5
Non-GAAP financial measures
Operating ROAE			8.0%	9.8%
Average adjusted book value**			$2,251.0	$2,094.3

*	Average stockholders’ equity is derived by averaging ending stockholders’ equity for the most recent five quarters.
**	Average adjusted book value is derived by averaging ending adjusted book value for the most recent five quarters.

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